Exhibit 10.56

JAZZ PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR

COMPENSATION ARRANGEMENTS

On May 1, 2007, the Board of Directors (the “Board”) of Jazz Pharmaceuticals, Inc. (the “Company”) adopted the following compensation program for non-employee directors of the Board to be effective upon the closing of the initial public offering of the Company’s common stock (the “Offering”). Pursuant to this program, each member of the Board who is not an employee or an officer of the Company will receive the following cash compensation for Board services, as applicable:

•	a $30,000 annual retainer for service as a Board member;

•	a $15,000 supplemental annual retainer for service as chair of the audit committee;

•	a $10,000 supplemental annual retainer for service as chair of the compensation committee; and

•	a $5,000 supplemental annual retainer for service as chair of each other committee of the Board.

The Company will continue to reimburse its non-employee directors for their reasonable expenses incurred in attending meetings of the Board and committees of the Board.

Additionally, members of the Board who are not employees or officers of the Company will receive non-statutory stock options under the Company’s 2007 Non-Employee Directors Stock Option Plan which will become effective immediately upon the signing of the underwriting agreement for the Offering. Each non-employee director joining the Board after the closing of the Offering will automatically be granted a non-statutory stock option to purchase 30,000 shares of common stock with an exercise price equal to the then fair market value of the Company’s common stock. On the first trading day on or after August 15 of each year, commencing on August 15, 2007, each non-employee director will automatically be granted a non-statutory stock option to purchase 10,000 shares of common stock on that date with an exercise price equal to the then fair market value of the Company’s common stock. The initial grants will vest with respect to one-third of the shares on the first anniversary of the date of grant, and the balance in a series of 24 successive equal monthly installments thereafter. The annual grants will vest in a series of 12 successive equal monthly installments measured from the date of grant. All stock options granted under the Company’s 2007 Non-Employee Directors Stock Option Plan will have a maximum term of ten years.